Exhibit 10.1

DATE: 27 SEPTEMBER 2005

GLORY GOAL INVESTMENTS LIMITED
(as Vendor)

AND

GLOBAL INNOVATIVE SYSTEMS INC.
(as Purchaser)

AND

KO YIN
(as Guarantor)

SALE AND PURCHASE AGREEMENT
FOR
325 SHARES OF HK$1 EACH IN
BEIJING ILLUMINATION (HONG KONG) LIMITED

35th Floor, Two International Finance Centre,
8 Finance Street,
Central, Hong Kong

Tel: (852) 2511 5100 Fax: (852) 2511 9515
Website: www.prestongates.com

Our ref: 53520-00001/NKA/CWF

I N D E X

THIS AGREEMENT is dated 27 September 2005

BETWEEN:

(1)
GLORY GOAL INVESTMENTS LIMITED, a company incorporated in the British Virgin Islands and having its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Vendor”);

(2)
GLOBAL INNOVATIVE SYSTEMS INC., a company incorporated under the laws of the State of Nevada, the United States and having its correspondence office at 16/F., Hang Seng Mongkok Building, 677 Nathan Road, Mongkok, Kowloon, Hong Kong, the common shares of which are quoted on OTCBB (as defined below) (the “Purchaser”); and

(3)
KO YIN (holder of Hong Kong Permanent Identity Card No. P330688 (0)) and whose correspondence address is at House No. 5, Mantex Villa, Hang Lok Lane, Tung Lo Wan Hill, Tai Wai, New Territories, Hong Kong (the “Guarantor”).

WHEREAS:

(A)
Beijing Illumination (Hong Kong) Limited (the “Company”) is a company incorporated in Hong Kong with limited liability and has an authorised share capital of HK$10,000 divided into 10,000 shares (the “Shares”) of HK$1.00 each, of which 1,250 Shares have been issued and allotted and are fully paid. Further details of the Company are set out in Schedule 1.

(B)
As at the date of this Agreement, the Vendor is the legal and beneficial owner of the Sale Shares, which shall be equivalent to 26% of the issued share capital of the Company upon Completion. The Guarantor is the ultimate beneficial owner of 100% of the issued share capital of the Vendor.

(C)	The Vendor has agreed to sell and the Purchaser has agreed to purchase the Sale Shares subject to and upon the terms and conditions of this Agreement.

(D)
In consideration of the Purchaser agreeing to enter into this Agreement, the Guarantor has agreed to guarantee, among other matters, the due and punctual performance by the Vendor of its obligations under this Agreement subject to and upon the terms and conditions of this Agreement.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.	INTERPRETATION

1.1 In this Agreement (including the Recitals and Schedules), unless the context otherwise requires or permits, the following words and expressions shall have the meanings ascribed to each of them respectively below:

“Business Day”
a day (other than Saturday and days on which a tropical cyclone warning No. 8 or above or a “black rainstorm warning signal” is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m.) on which banks are open in Hong Kong and for general banking business;

“Completion”	completion of the sale and purchase of the Sale Shares in accordance with the terms and conditions of this Agreement;

“Completion Date”	5 October 2005 or such other date as the Vendor and the Purchaser may agree in writing prior to Completion and where the context otherwise requires, the date on which Completion takes place;

“Consideration Shares”
1,750,000 new common shares of US$0.0001 each in the share capital of the Purchaser to be issued and allotted to the Vendor for part settlement of the consideration of the sale of the Sale Shares pursuant to Clause 4.1(2);

“Disclosed”	disclosed in a full, fair, specific and accurate manner in this Agreement and the Management Accounts;

“Encumbrance”
any mortgage, charge, pledge, lien (otherwise than arising by statute or operation of law), hypothecation or other encumbrance, priority or security interest, deferred purchase, title retention, leasing, sale-and-repurchase or sale-and-leaseback arrangement whatsoever over or in any property, assets or rights of whatsoever nature and includes any agreement for any of the same and “Encumber” shall be construed accordingly;

“Group”	the Company and its subsidiaries and “member of the Group” shall be construed accordingly;

“HK$”	Hong Kong dollars;

“Hong Kong”	the Hong Kong Special Administrative Region of the PRC;

“Independent Accountants”	an independent firm of accountants which is acceptable to the Purchaser, appointed by the Vendor for the purpose of reviewing the Management Accounts;

“Key Employee”	each of the Guarantor, Li Yang and Lam So Ying;

“Management Accounts”
the unaudited consolidated balance sheet of the Group as at the Management Accounts Date and the unaudited consolidated profit and loss accounts of the Group for the period commenced from 1 January 2005 and ended the Management Accounts Date including the directors’ report thereon (if any) and the notes thereto reviewed by the Independent Accountants, copies of all of which are annexed hereto and initialed by the parties hereto for the purpose of identification;

“Management Accounts Date”	30 September 2005;

“Option Deed”
the deed of option to be made between the Guarantor, Admire Fame Invests Limited, Gain Huge Investments Limited, Splendid Fortune Investments Limited and the Purchaser, in substantially the form as set out in Schedule 5;

“OTCBB”
acronym for The OTC Bulletin Board, an electronic quotation system that displays real-time quotes, last-sale prices, and volume information over-the-counter securities that are not listed on The Nasdaq Stock Market or a national securities exchange in the US;

“PRC”	the People’s Republic of China;

“Purchaser Warranties”	representations, undertakings and warranties set out in Clause 8 and Schedule 4;

“Sale Shares”	325 Shares, which shall be equivalent to 26% of the issued share capital of the Company upon Completion, to be sold by the Vendor to the Purchaser pursuant to this Agreement;

“Service Agreement”	the service agreement between each of the Key Employees and the Company, in the form and substance acceptable to the Purchaser;

“Taxation”
all forms of taxation including overseas taxation and all forms of profits tax, interest tax, estate duty and stamp duty and all levies, imposts, duties, charges, fees, deductions and withholdings whatsoever charged or imposed by any statutory, governmental state, provincial, local government or municipal authority whatsoever and the expression “Tax” shall be construed accordingly;

“this Agreement”	this agreement for the sale and purchase of the Sale Shares, as amended from time to time;

“Vendor Warranties”	representations, undertakings and warranties set out in Clause 6 and Schedule 3;

“US”	the United States of America; and

“US$”	United States of America dollars.

1.2
The headings of this Agreement are inserted for convenience only and shall be ignored in construing this Agreement. Unless the context otherwise requires, references in this Agreement to the singular shall be deemed to include references to the plural and vice versa; and references to one gender shall include all genders and references to any person shall include an individual, firm, body corporate or unincorporate.

1.3
References to any statute or statutory provision shall include any statute or statutory provision which amends or replaces or has amended or replaced it and shall include any subordinate legislation made under the relevant statute.

1.4	References in this Agreement to Clauses and Schedules are references to clauses of and schedules to this Agreement.

1.5	The Schedules and Recitals shall form part of this Agreement.

1.6	Reference to a “subsidiary” shall be construed in accordance with section 2 of the Companies Ordinance (Chapter 32 of Laws of Hong Kong).

2.	SALE AND PURCHASE OF THE SALE SHARES

2.1
Subject to and upon the terms and conditions of this Agreement, the Vendor shall as legal and beneficial owner sell and the Purchaser shall purchase, the Sale Shares free from all Encumbrances together with all rights now and hereafter attaching thereto including but not limited to the right to all dividends and other distribution which may be paid, declared or made in respect thereof at any time on or after the date of this Agreement.

2.2
The Vendor represents and warrants that there are no pre-emption rights and any other restrictions on the transfer in relation to the Sale Shares, whether conferred by the memorandum and articles of association of the Company or otherwise.

2.3
The Purchaser shall not be obliged to (but may) complete the purchase of any of the Sale Shares unless the sale and purchase of all the Sale Shares is completed simultaneously in accordance with this Agreement.

3.	CONDITIONS

3.1	Completion is conditional upon:

(1)
the Purchaser having received from firm(s) of lawyers qualified to practise laws in Hong Kong or the PRC acceptable to and as required by the Purchaser, legal opinion(s) confirming, inter alia, (i) relevant members of the Group in Hong Kong or the PRC are legally established and continued effectively; (ii) the Company’s title in the equity interest, direct or indirect, in such members of the Group is valid and legally enforceable; and (iii) members of the Group have obtained all necessary approvals and licenses for their then existing operation and businesses;

(2)
the Vendor and the Guarantor having received from a firm of lawyers qualified to practise laws in the State of Nevada, the US acceptable to the Vendor and the Guarantor, a legal opinion confirming, inter alia, (i) the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, the US, and that it has the corporate power and authority to execute, deliver and perform this Agreement, (ii) the Consideration Shares to be issued to the Vendor pursuant to the terms of this Agreement have been duly authorised and validly issued and are fully paid and non-assessable; and (iii) the issue of the Consideration Shares contemplated herein does not violate any federal or state law of the US or require the registration of the Consideration Shares pursuant to any federal or state law of the US dealing with the issue, sale, transfer, and/or exchange of securities;

(3)	the Purchaser having received all of the regulatory, stockholder and other third party approvals and authorizations necessary to consummate the transactions contemplated hereunder;

(4)	no event having occurred which suggests that there has been a breach of any of the Vendor Warranties that is material in the context of the sale and purchase of the Sale Shares;

(5)
no event having occurred which suggests that there has been a breach of any of the Purchaser Warranties that is material in the context of the Vendor’s acceptance of the Consideration Shares in part satisfaction of the purchase price of the Sale Shares;

(6)	the Purchaser being satisfied with the results of the review of the Management Accounts conducted by the Independent Accountants;

(7)
the listing of the issued shares of the Purchaser on OTCBB not being revoked or withdrawn, or, if applicable, suspended for more than ten (10) consecutive Business Days (excluding any suspension pending the clearance or issue of the announcement or circular of the Purchaser in relation to the transactions contemplated under this Agreement); and

(8)	all necessary approvals, consents, authorisations and licences in relation to the transactions contemplated under this Agreement having been obtained.

3.2
The Vendor and the Guarantor may at any time waive in writing any of the conditions set out in Clauses 3.1(2), (5), (7) and (8) on such terms as they may in their absolute discretion consider appropriate. The Purchaser may at any time waive in writing any of the conditions set out in Clauses 3.1(1), (3), (4), (6) and (8) on such terms as it may in its absolute discretion consider appropriate. If any of the conditions set out in Clause 3.1 has not been fulfilled (or, as the case may be, waived) on or before 12:00 noon on 31 October 2005 or such other date as the Purchaser and the Vendor may otherwise agree, this Agreement shall lapse and determine (save and except Clauses 14, 17, 20, 21 and 24 which shall continue to have full force and effect) and none of the parties hereto shall have any obligations and liabilities hereunder save for any antecedent breaches of the terms hereof.

3.3
The Vendor shall as soon as reasonably practicable give notice to the Purchaser of the fulfillment or waiver of the conditions specified in Clauses 3.1(1), (3), (4), (6) and (8). The Purchaser shall as soon as reasonably practicable give notice to the Vendor of the fulfillment or waiver of the conditions specified in Clauses 3.1(2), (5), (7) and (8). Each of the Vendor and the Purchaser shall provide such documents as the other party may require evidencing the fulfillment of such conditions.

4.	CONSIDERATION

4.1	The consideration for the sale and purchase of the Sale Shares shall be an aggregate amount of HK$30,000,000 which shall be satisfied by the Purchaser in the following manner:

(1)	as to HK$15,000,000 in cash to be satisfied on the Completion Date; and

(2)
as to the balance of HK$15,000,000 to be fully satisfied on Completion by the issue and allotment of the Consideration Shares by the Purchaser to the Vendor credited as fully paid at the agreed valuation of US$1.10 per Consideration Share.

4.2
The Consideration Shares to be issued and allotted to the Vendor as part consideration for the Sale Shares pursuant to Clause 4.1(2) shall rank pari passu among themselves and with all other common shares of the Purchaser then in issue.

5.	COMPLETION

5.1
Upon compliance with or fulfillment of all the conditions set out in Clause 3.1, Completion shall take place at the offices of Preston Gates & Ellis, legal advisers to the Vendor and the Guarantor at 35th Floor, Two International Finance Centre, 8 Finance Street, Central, Hong Kong or such other place as the parties shall determine at 4:00 p.m. on the Completion Date when all the acts and requirements set out in this Clause 5 shall be complied with (except that any of such acts and requirements may be waived by the party not in default of its obligations hereunder, PROVIDED THAT such waiver shall not prejudice any of the rights which it or any other party may have under this Agreement).

5.2	At Completion, the Vendor and/or the Guarantor shall deliver or procure the delivery to the Purchaser of all the following:

(1)
copy, certified by a director of the Company as true and complete, of the resolutions in such form to the satisfaction of the Purchaser passed by the directors of the Company approving the following matters:

(i)	transfer of the Sale Shares to the Purchaser (or its nominee(s)) and the registration of such transfer subject to the relevant instrument of transfer being duly presented for registration;

(ii)	the appointment of one (1) nominee of the Purchaser as director of the Company with effect from the Completion Date;

(2)
copy, certified by a director of the Vendor as true and complete, of the resolutions in such form to the satisfaction of the Purchaser passed by the directors of the Vendor approving the following matters:

(i)	the sale of the Sale Shares to the Purchaser;

(ii)	the entering into by the Vendor of this Agreement and authorizing any one director thereof to execute the same on its behalf.

(3)	valid share certificate(s) in respect of the Sale Shares;

(4)	duly executed instrument(s) of transfer of the Sale Shares in favour of the Purchaser (or its nominee(s));

(5)	duly executed sold note(s) for the Sale Shares by the beneficial owner thereof;

(6)	an application, in such form as the Purchaser may reasonably prescribe, for the number of the Consideration Shares to be issued and allotted to the Vendor (or its nominee(s));

(7)	such other documents as may be required to give to the Purchaser good title to the Sale Shares and to enable the Purchaser (or its nominee(s)) to become the registered owner thereof;

(8)	the Service Agreements duly executed by the Key Employees and the Company; and

(9)	a certificate issued by each of the Vendor and the Guarantor confirming that it/he is not aware of any event which is in breach or inconsistent with any of the Vendor Warranties.

5.3	Against compliance and fulfillment of all acts and the requirements set out in Clause 5.2, the Purchaser shall deliver to the Vendor:

(1)	duly executed instrument(s) of transfer and duly executed bought note(s) in respect of the Sale Shares;

(2)
a cheque drawn on a bank account in Hong Kong or if the Vendor and the Purchaser shall agree, by way of telegraphic transfer for the part cash consideration referred to in Clause 4.1(1) and made payable to the Vendor or such other person as it may direct in writing (whose receipt shall be an absolute discharge therefor);

(3)
copy, certified by a director of the Purchaser as true and complete, of the resolutions in such form to the satisfaction of the Vendor passed by the directors of the Purchaser approving this Agreement and other documents necessary for the purpose of effecting this transaction and authorising a person or persons to execute the same (with seal, where appropriate) for and on its behalf, the issue and allotment of the Consideration Shares in accordance with the provisions of Clause 4 and enter the name of the Vendor (or its nominee(s)) as holders thereof on its register of members;

(4)
deliver to the Vendor duly issued definitive certificate in board lots (as far as is practicable) for quotation on OTCBB for the Consideration Shares issued and allotted to the Vendor under Clause 4.1(2);

(5)	a letter to the Vendor and the Guarantor from Mr. Bondy Tan as process agent irrevocably accepting appointment as process agent for the Purchaser; and

(6)	a certificate issued by the Purchaser confirming that it is not aware of any event which is in breach or inconsistent with any of the Purchaser Warranties.

5.4
The Purchaser shall, against compliance with the requirements set out in Clauses 5.2 and 5.3 submit duly executed bought and sold note(s) and the instrument(s) for the transfer of the Sale Shares for stamping within two (2) days of Completion.

5.5	In the event that the Vendor shall fail to do anything required to be done by them under Clauses 5.2, without prejudice to any other right or remedy available to the Purchaser, the Purchaser may:

(1)	defer Completion to a day not more than twenty-one (21) Business Days after the Completion Date (and so that provisions of this Clause 5.5(1) shall apply to Completion as so deferred); or

(2)	proceed to Completion so far as practicable but without prejudice to the Purchaser’s right to the extent that the Vendor shall not have complied with its obligations hereunder; or

(3)
rescind this Agreement (apart from Clauses 14, 17, 20, 21 and 24 which shall continue to have full force and effect) in which case none of the parties hereto shall have any claim of any nature whatsoever against any of the other parties under this Agreement (save for any rights and liabilities of the parties which have accrued prior to rescission).

5.6	In the event that the Purchaser shall fail to do anything required to be done by them under Clauses 5.3, without prejudice to any other right or remedy available to the Vendor, the Vendor may:

(1)	defer Completion to a day not more than twenty-one (21) Business Days after the Completion Date (and so that provisions of this Clause 5.6(1) shall apply to Completion as so deferred); or

(2)	proceed to Completion so far as practicable but without prejudice to the Vendor’s right to the extent that the Purchaser shall not have complied with its obligations hereunder; or

(3)
rescind this Agreement (apart from Clauses 14, 17, 20, 21 and 24 which shall continue to have full force and effect) in which case none of the parties hereto shall have any claim of any nature whatsoever against any of the other parties under this Agreement (save for any rights and liabilities of the parties which have accrued prior to rescission).

6.	VENDOR WARRANTIES AND INDEMNITIES

6.1
Each of the Vendor and the Guarantor hereby represents, warrants and undertakes to the Purchaser and its successors and assigns that the Vendor Warranties are true and accurate in all material respects on the date of this Agreement and will continue to be so up to and including the Completion Date with reference to the facts and circumstances from time to time applying. The Vendor Warranties are subject to the matters Disclosed.

6.2
Each of the Vendor Warranties is without prejudice to any other Vendor Warranty and, except where expressly or otherwise stated, no provision in any Vendor Warranty shall govern or limit the extent or application of any other provision in any Vendor Warranty. Each of the Vendor and the Guarantor hereby agrees that the Purchaser shall treat each of the Vendor Warranties as a condition of this Agreement.

6.3
Each of the Vendor and the Guarantor hereby agrees to fully indemnify and keeps the Purchaser and its assigns fully indemnified on demand from and against any depletion of assets, all losses, costs and expenses (including legal expenses) which the Purchaser and its assigns may incur or sustain from or in consequence of any of the Vendor Warranties not being correct or fully complied with. This indemnity shall be without prejudice to any of the rights and remedies of the Purchaser and its assigns in relation to any such breach of Vendor Warranties and all such rights and remedies are hereby expressly reserved.

6.4	If it shall be found at any time after Completion that any of the Vendor Warranties is not true, correct and accurate or is not as represented, warranted or undertaken and:

(1)
the effect thereof is that the value of some assets of the Group including, without limitation, the value of any asset stated in the Management Accounts being less than its value would have been had there been no such breach or the matter warranted were as warranted; or

(2)
the Group has incurred or is under any liability or contingent liability which would not have been incurred if such matter were as represented or warranted or the relevant undertaking were performed; or

(3)	the effect thereof is that the amount of a liability of the Group is higher than its amount would have been had there been no such breach or the matter warranted were as warranted,

then, without prejudice to any other provisions of this Agreement, each of the Vendor and the Guarantor shall indemnify the Purchaser on demand on a full indemnity basis, and holds it harmless from and against all liabilities, damages, costs, claims, reduction in net consolidated assets or increase in net consolidated liabilities and all reasonable expenses which the Purchaser may sustain, suffer, or incur as a result of any of the foregoing and each of the Vendor and the Guarantor shall pay to the Purchaser on demand the full amount of any such loss as aforesaid in immediately available funds.

6.5
The Vendor Warranties shall survive Completion and the rights and remedies of the Purchaser in respect of any breach of the Vendor Warranties shall not be affected by Completion or by the Purchaser rescinding, or failing to rescind this Agreement, or failing to exercise or delaying the exercise of any right or remedy, or by any other event or matter whatsoever, except a specific and duly authorised written waiver or release and no single or partial exercise of any right or remedy shall preclude any further or other exercise.

6.6
Each of the Vendor and the Guarantor undertakes in relation to any Vendor Warranty which refers to the knowledge, awareness, information or belief of each of the Vendor and the Guarantor that it/he has made due and careful enquiry into the subject matter of that Vendor Warranty and that it/he does not have the knowledge, awareness, information or belief that the subject matter of that Vendor Warranty may not be correct, complete or accurate.

6.7
As soon as reasonably practicable and in any event within ten (10) Business days from the date of this Agreement, the Vendor shall appoint the Independent Accountants to perform a review of the Management Accounts. Each of the Vendor and the Guarantor hereby undertakes to deliver the Management Accounts to the Purchaser within seventy five (75) calendar days from the date of this Agreement and that the Management Accounts will conform to the generally accepted accounting practice, standards and principles of Hong Kong, and were prepared based on substantially the same accounting practice, standards and principles as those adopted and consistently applied by the Group.

6.8	The following provisions shall apply in respect of the review of the Management Accounts referred to in Clause 6.7:

(1)	the Vendor and the Guarantor shall and shall procure the Group to, render such assistance to the Independent Accountants as may be necessary for the review of the Management Accounts;

(2)
without prejudice to the generality of (1) above, the Vendor and the Guarantor shall and shall procure the Group to, supply to the Independent Accountants such information and records and accord the Independent Accountants such access to the properties and facilities of the Group as the Independent Accountants may reasonably require for their review of the Management Accounts; and

(3)
provided that the same conform to the generally accepted accounting practice, standards and principles of Hong Kong, substantially the same accounting practice, standards and principles as those adopted and consistently applied by the Group in its preparation of the Management Accounts shall be adopted in the review of the Management Accounts.

6.9	The liability of each of the Vendor and the Guarantor in respect of any breach of the Vendor Warranties shall be limited as provided in this Clause 6.9:

(1)
the Vendor and the Guarantor shall be under no liability in respect of a breach of any of the Vendor Warranties or to indemnify pursuant to this Agreement unless the Vendor and the Guarantor shall have received written notice from the Purchaser prior to the date falling on the second anniversary of the Completion Date in respect of the Vendor Warranties or the indemnity as aforesaid giving full details of the relevant claim and any such claim shall (if not previously satisfied, settled or withdrawn) be deemed to have been waived at the expiration of three (3) months after the second anniversary of the Completion Date unless proceedings in respect thereof shall then have been commenced against the Vendor and the Guarantor;

(2)	the Vendor and the Guarantor shall be under no liability in respect of any breach of the Vendor Warranties or to indemnify as aforesaid:

(i)
if such liability would not have arisen but for something voluntarily done or omitted to be done (other than pursuant to a legally binding commitment created on or before Completion) by the Purchaser or the Company or any member of the Group after Completion and otherwise than in the usual and ordinary course of business;

(ii)	to the extent that such liability arises or is increased as a result only of an increase in rates of Taxation made after Completion with retrospective effect; or

(iii)
to the extent that in accordance with applicable law (whether of Hong Kong, the PRC or elsewhere) a note, provision, allowance or reserve in respect thereof was made in the Management Accounts provided that, for the avoidance of doubt, to the extent any such note, provision, allowance or reserve is not in accordance with applicable law, the liability of the Vendor and/or the Guarantor in respect thereof shall not be limited or excluded by this sub-Clause (iii).

6.10
The Vendor and the Guarantor shall have no liability in respect of any individual matter unless the liability of the Vendor and the Guarantor in respect thereof shall exceed an amount of HK$300,000 (or the equivalent thereof) provided that individual matters each not exceeding HK$300,000 in terms of the liability of the Vendor and the Guarantor in respect thereof shall be aggregated and treated as a single claim if they stem from the same fact or event.

6.11
The aggregate amount of the liability of the Vendor and the Guarantor in respect of any claim for breach of any of the Vendor Warranties or to indemnify as aforesaid or shall not exceed the aggregate amount of the consideration payable pursuant to Clause 4 (or the equivalent thereof).

6.12
The Purchaser shall reimburse to the Vendor and the Guarantor an amount equal to any sum paid by the Vendor and the Guarantor in respect of a claim under the Vendor Warranties or to be indemnified as aforesaid which is subsequently recovered or paid to the Purchaser or the Company by a third party.

6.13	The provisions of Clauses 6.9 to 6.13 shall continue in full force and effect notwithstanding Completion.

7.	FURTHER UNDERTAKINGS

7.1
The Vendor and the Guarantor hereby jointly and severally guarantees and warrants to the Purchaser that the net tangible assets of the Group as at 30 September 2005 (as shown in the Management Accounts) and in accordance with the generally accepted accounting practice, standards and principles of Hong Kong shall not be less than HK$50,000,000.

7.2
The Vendor and the Guarantor hereby jointly and severally agrees that any and all trade debts and account receivables of the Group as at 30 September 2005 (as shown in the Management Accounts) will be settled by or collected in full from the relevant debtor(s) on or prior the first anniversary of the Completion Date, failing which the Vendor and Guarantor jointly and severally undertakes to the Purchaser that it and he shall, forthwith upon demand by the Purchaser, purchase, at the face value, any and all such trade debts and account receivables of the Group. Upon receipt of full payment in cash of the relevant purchase amounts due from the Vendor and/or the Guarantor as aforesaid, the relevant trade debts or accounts receivables shall then be assigned to the Vendor and/or the Guarantor, on an “as is” basis with no further recourse to, or compensation from any of the Purchaser or the Group.

8.	PURCHASER WARRANTIES

8.1
Subject to Clause 8.7, the Purchaser represents, warrants and undertakes to the Vendor and the Guarantor and their respective successors and assigns that the Purchaser Warranties are true and accurate in all material aspects on the date of this Agreement and will continue to be so on up to and including the Completion Date with reference to the facts and circumstances from time to time applying.

8.2	The Purchaser agrees that the Vendor and the Guarantor may treat each of the Purchaser Warranties as a condition of this Agreement.

8.3
The Purchaser shall indemnify and keep fully and effectively indemnified the Vendor and the Guarantor on demand from and against all losses, costs and expenses which may be incurred by them or any of them in connection with any breach of any of the Purchaser Warranties or their successfully enforcing any claim for any such breach.

8.4	The following provisions shall apply to all claims for damages for a breach of the Purchaser:

(1)
if this Agreement is terminated prior to Completion, the maximum liabilities of the Purchaser shall be limited to the amount of the Vendor and the Guarantor’s costs and expenses in the negotiation, entering into of this Agreement, the termination of this Agreement, and related expenses, up to a maximum of HK$300,000;

(2)
the provisions of sub-Clause (1) shall not apply to any breach of the Purchaser Warranties or concealment of a breach of any Purchaser Warranty arising out of any dishonest or deliberate act of the Purchaser; and

(3)
the Purchaser shall be under no liability in respect of a breach of any of the Purchaser Warranties or to indemnify pursuant to this Agreement unless the Purchaser shall have received written notice from the Vendor and the Guarantor prior to the date falling on the sixth anniversary of the Completion Date in respect of the Purchaser Warranties or the indemnity as aforesaid giving full details of the relevant claim and any such claim shall (if not previously satisfied, settled or withdrawn) be deemed to have been waived at the expiration of three (3) months after the sixth anniversary of the Completion Date unless proceedings in respect thereof shall then have been commenced against the Purchaser.

8.5
The indemnity provided for under Clause 8.4 is without prejudice to any other rights and remedies of the Vendor and the Guarantor in relation to any breach of any of the Purchaser Warranties and all other rights and remedies are expressly reserved to the Vendor and the Guarantor.

8.6
Each of the Purchaser Warranties is without prejudice to any other Purchaser Warranty or other agreements or indemnities entered into between the parties or any of them and, except where expressly stated otherwise, no provision contained in this Agreement or other agreements or indemnities shall govern or limit the extent or application of any other provision of this Agreement or such other agreements.

8.7	All of the Purchaser Warranties are deemed to be qualified by the Purchaser’s filings with the Securities and Exchange Commission of the US published up to the date of this Agreement.

8.8
No claim by the Vendor or the Guarantor shall be prejudiced, nor shall the amount of any claim by them be reduced, in consequence of any information relating to the Purchaser or its affairs which may at any time have come to the knowledge of any of the Vendor or the Guarantor, and it shall not be a defence to any claim against the Purchaser that any of the Vendor or the Guarantor knew or ought to have known or had constructive knowledge or any information relating to the circumstance giving rise to such claim, subject, in each case, to Clause 8.7.

8.9
The rights and remedies of the Vendor and the Guarantor in respect of any breach of the Purchaser Warranties shall not be affected by investigations made by or on behalf of them into the affairs of the Purchaser.

8.10	The Purchaser Warranties shall survive Completion insofar as the same are not fully performed on Completion.

9.	PROFIT GUARANTEE

9.1
In consideration of the Purchaser’s agreement to enter into this Agreement, the Vendor hereby irrevocably and unconditionally guarantees to the Purchaser that the aggregate net profit after taxation but before extraordinary items of the Group (the “Net Profit”) for the twelve months ending 31 December 2006 as shown in the audited consolidated financial statements of the Group ending such date shall not be less than HK$15,000,000 (the “Guaranteed Net Profit”). If the Net Profit is less than the Guaranteed Net Profit, then the Vendor shall pay to the Purchaser in cash within fourteen (14) calendar days after the delivery of the audited consolidated financial statements of the Group aforesaid an amount calculated as follows:

Amount payable to the Purchaser = (Guaranteed Net Profit - Net Profit) x 7.7 x 26%

PROVIDED THAT the aforesaid amount shall be rounded up to the nearest whole dollar.

9.2
The Vendor undertakes to procure that the audited consolidated financial statements of the Group shall be prepared by the Company and audited by the Independent Accountants in accordance with the generally acceptable accounting practice, standards and principles of Hong Kong in respect of the twelve months referred to in Clause 9.1, together with any notes, reports or statements included therein or annexed thereto, a copy of which shall be delivered to the Purchaser for review by not later than two (2) months following the balance sheet date of the relevant period.

10.	CONDUCT OF BUSINESS PENDING COMPLETION

10.1
The Vendor hereby undertakes with the Purchaser to procure that, except as required by this Agreement, no resolution of the directors or shareholders of any member of the Group shall be passed prior to Completion without the prior written consent of the Purchaser.

10.2	The Vendor hereby undertakes with the Purchaser that until Completion the Group shall carry on its business in a manner consistent with past practice and shall:

(1)
procure that the Group shall not without first obtaining the prior written consent of the Purchaser enter into any contract or commitment of an unusual or onerous nature or other than in the normal and ordinary course of business; and

(2)	keep the Purchaser informed of all matters relating to the Group and its business, assets and prospects.

10.3
Without prejudice and notwithstanding Clause 10.2, the Vendor undertakes that it shall pending Completion take all steps necessary to ensure that the Group shall not carry out any of the following actions and no resolution of the board of directors of any member of the Group or of its general meeting shall be passed to carry out the same unless the written consent of the Purchaser is obtained:

(1)
the creation or issue of any shares in any member of the Group or the grant of any options over any shares or the uncalled capital of any member of the Group or the issue of any warrant, debentures, securities or other obligations convertible into shares in any member of the Group or enter into any agreement to do any of the same;

(2)
the capitalisation, repayment or other form of distribution of any amount standing to the credit of any reserve of any member of the Group on the redemption or purchase of any shares in any member of the Group or any other reorganisation of share capital;

(3)	the winding-up or liquidation of any member of the Group;

(4)	the alteration of the rights attaching to any of the Sale Shares or the shares or registered capital in any member of the Group;

(5)	the alteration of the memorandum and articles of association of any member of the Group and the passing of any resolutions inconsistent with the provision of this Agreement;

(6)	the acquisition or disposal of any lease or any other interests in real property owned or occupied by each member of the Group or the creation of any Encumbrance over such property;

(7)	the acquisition of disposal of any property or other asset by each member of the Group if the aggregate sum involved exceeds (or, in the case of a disposal, if the book value exceeds) HK$500,000;

(8)
the acquisition or formation by any member of the Group of any subsidiary or the acquisition of any share in any other company or the participation by any member of the Group in any partnership or joint venture;

(9)	the sale or disposal of the whole or a substantial part of the undertaking or the assets of any member of the Group;

(10)	the entering into of any material contract by any member of the Group other than in its usual and ordinary course of business;

(11)
except in the usual and ordinary course of business of the relevant member of the Group, the lending of any moneys (otherwise than by way of deposit with a bank or other institution the normal business of which includes the acceptance of deposit), the granting of any credit or the giving of any guarantee or indemnity;

(12)	the amalgamation or merger of any member of the Group with any other company or concern;

(13)	the alteration of the composition of any board of directors of any member of the Group;

(14)	the making of any capital commitment by any member of the Group;

(15)
the borrowing of any moneys or acceptance of credit facilities by any member of the Group from banks, financial institutions and any other third parties other than in its usual and ordinary course of business; or

(16)	the making, declaration or payment of any dividend or distribution.

10.4	If at any time before Completion any of the Vendor or the Guarantor comes to know of any fact or event which:

(1)	is in any way inconsistent with any of the undertakings or agreements of any of the Vendor or the Guarantor, and/or

(2)	suggests that any of the Vendor Warranties may not be correct or incapable of being carried out, and/or

(3)
might affect the willingness of a prudent purchaser for value of the Sale Shares to complete its purchase or the amount of the consideration which such purchaser would be prepared to pay for the Sale Shares, the Vendor and the Guarantor shall give immediate written notice thereof to the Purchaser in which event the Purchaser may within seven (7) Business Days of receiving such notice rescind this Agreement by written notice to the Vendor and the Guarantor.

10.5	If at any time before Completion the Purchaser comes to know of any fact or event which:

(1)	is in any way inconsistent with any of the undertakings or agreements of the Purchaser, and/or

(2)	suggests that any of the Purchaser Warranties may not be correct or incapable of being carried out, and/or

(3)
might affect the willingness of a prudent investor for value for the subscription of the Consideration Shares to subscribe for the Consideration Shares or the amount of the subscription price which such investor would be prepared to subscribe for the Consideration Shares, the Purchaser shall give immediate written notice thereof to the Vendor and the Guarantor in which event the Vendor and the Guarantor may within ten (10) Business Days of receiving such notice rescind this Agreement by giving to the Purchaser a notice in writing signed by them jointly (but not otherwise).

10.6
If at any time before Completion any of the Vendor and the Guarantor fails to comply with any of its/his obligations under this Clause 10 or any other provisions of this Agreement or the Purchaser determines (acting reasonably) that any of the Vendor Warranties might have been incorrect or is or may be incapable of performance, the Purchaser may rescind this Agreement by written notice to the Vendor and the Guarantor.

11.	ACCESS TO INFORMATION

The Vendor shall procure that, pending Completion, the Purchaser, its agents, representatives and professional advisers are given promptly on request full access to all such facilities and information regarding the business, assets, liabilities, contracts and affairs of the Group and other evidence of ownership of the assets owned by the Group as the Purchaser may require.

12.	FURTHER ASSURANCE

Each party shall execute, do and perform or procure to be executed, done and performed by other necessary parties all such further acts, agreements, assignments, assurances, deeds and documents within its powers to give effect to this Agreement and all transactions contemplated hereunder.

13.	GUARANTEE AND OPTION TO ACQUIRE FURTHER SHARES

13.1
The Guarantor hereby irrevocably and unconditionally guarantees to the Purchaser the due and punctual performance of the Vendor of its obligations under this Agreement and undertakes to indemnify and keep effectively indemnified the Purchaser (if necessary by payment of cash on first demand) against all liabilities, losses, damages, costs and expenses stipulated under this Agreement or otherwise which the Purchaser may suffer or incur in connection with any default or delay on the part of the Vendor in the performance or any such obligations.

13.2
The obligations and liabilities of the Guarantor shall be continuing obligations and shall not be satisfied, discharged or affected by an intermediate payment or any change in the constitution or control of, or the insolvency of or any bankruptcy, winding up or analogous proceedings relating to any of the parties to this Agreement.

13.3
The liability of the Guarantor hereunder shall be unaffected by any arrangement which the Purchaser may make with the Vendor or with any other person which (but for this provision) might operate to diminish or discharge the liability of or otherwise provide a defence to a surety. Without prejudice to the generality of the foregoing, the Purchaser is to be at liberty at any time and without reference to the Guarantor to give time for payment or grant any other indulgence and to give up, deal with, vary, exchange or abstain from perfecting or enforcing any other securities or guarantees held by the Guarantor at any time and to discharge any party thereto and to realise such securities or guarantees, as the Purchaser thinks fit and to compound with, accept compositions from and make any other arrangements with the Vendor without affecting the liability of the Guarantor hereunder.

13.4
As a separate and independent stipulation, it is hereby agreed by the Guarantor that any obligation and undertaking under this Clause 13 which may not be enforceable against the Guarantor on the footing of a guarantee, whether by reason of any legal limitation (other than any limitation imposed by this Agreement), disability or incapacity on or of the Vendor or any other fact or circumstance whether or not known to the Purchaser shall nevertheless be enforceable against the Guarantor as the sole and principal obligor in respect thereof.

13.5
Without prejudice to the other provisions of this Agreement, the obligations and undertakings expressed to be assumed by or imposed on the Guarantor under this Agreement shall remain in force so long as the Vendor shall have any liability or obligation to the Purchaser under this Agreement and until all such liabilities and obligations have been discharged in full.

13.6	The Guarantor hereby waives any right to require a proceeding first against the Vendor or any other person.

13.7
Each of the Guarantor and the Purchaser acknowledges that the Purchaser is prepared to purchase further Shares in which the Guarantor is ultimately interested through his interest in Admire Fame Invests Limited, Gain Huge Investments Limited and Splendid Fortune Investments Limited, subject to Completion and subject further to and upon the terms of set out in the Option Deed, to the intent that the Purchaser (or such other company as the Purchaser may nominate) shall own, together with the Sale Shares, not less than an aggregate of 51% of the issued share capital of the Company after Completion. The Guarantor agrees to procure Admire Fame Invests Limited, Gain Huge Investments Limited, Splendid Fortune Investments Limited and the Purchaser agrees, to enter into the Option Deed.

14.	CONFIDENTIALITY AND ANNOUNCEMENTS

14.1
Each of the parties hereto undertakes to the others that it/he will not, at any time after the date of this Agreement, divulge or communicate to any person other than to its professional advisers, or when required by law, or to its respective officers or employees whose province it is to know the same any confidential information concerning the business, accounts, finance or contractual arrangements or other dealings, transactions or affairs of any of the others which may be within or may come to its knowledge and it shall use its best endeavours to prevent the publication or disclosure of any such confidential information concerning such matters.

14.2
No public announcement or communication of any kind shall be made in respect of the subject matter of this Agreement unless specifically agreed between the parties hereto or unless an announcement is required pursuant to the applicable law and the regulations or the requirements of the Securities and Exchange Commission of the US or any other regulatory body or authority. Any announcement by any party hereto required to be made pursuant to any relevant law or regulation or the requirements of the Securities and Exchange Commission of the US or any other regulatory body or authority shall be issued only after such prior consultation with the other party as is reasonably practicable in the circumstances.

15.	TIME AND WAIVER

Time shall in every respect be of the essence of this Agreement but no failure on the part of any party hereto to exercise, and no delay on its part in exercising any right hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right under this Agreement preclude any other or further exercise of it or the exercise of any other right or prejudice or affect any right against any other parties hereto under the same liability, whether joint, several or otherwise. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law. The parties shall then use all reasonable endeavors to replace the invalid or unenforceable provisions by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid and unenforceable provision.

16.	INVALIDITY

If at any time any one or more of the provisions of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the laws of any relevant jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement in that jurisdiction nor the legality, validity or enforceability of such provision under the laws of any other jurisdictions shall in any way be affected or impaired thereby.

17.	AMENDMENTS

This Agreement shall not be amended, supplemented or modified except by instruments in writing signed by all parties hereto.

18.	NOTICES

18.1
Any notice claim, demand, court process, document or other communication to be given under this Agreement (collectively “communication” in this Clause 18) shall be in writing in the English language and may be served or given personally or sent to the telex or facsimile numbers (if any) of the relevant party and marked for the attention and/or copied to such other person as specified in Clause 18.5.

18.2
A change of address or telex or facsimile number of the person to whom a communication is to be addressed or copied pursuant to this Agreement shall not be effective until five (5) days after a written notice of change has been served in accordance with the provisions of this Clause 18 on all other parties to this Agreement with specific reference in such notice that such change is for the purposes of this Agreement.

18.3	A party may not designate a non Hong Kong address for the service of communications to it.

18.4
All communications shall be served by the following means and the addressee of a communication shall be deemed to have received the same within the time stated adjacent to the relevant means of despatch:

Means of despatch	Time of deemed receipt
Local mail or courier	24 hours
Telex	on despatch
Facsimile	on despatch
Air courier/speedpost	3 days
Airmail	5 days

18.5
The initial addresses and facsimile numbers of the parties for the service of communications, the person for whose attention such communications are to be marked and the person to whom a communication is to be copied are as follows:

To the Vendor:	Name:	Glory Goal Investments Limited
	Address:	c/o House No. 5, Mantex Villa, Hang Lok Lane, Tung Lo Wan Hill, Tai Wai, New Territories, Hong Kong
	Facsimile:	(852) 2759 8811
	Attention:	Mr. Ko Yin

To the Purchaser:	Name:	Global Innovative Systems Inc.
	Address:	16/F., Hang Seng Mongkok Building, 677 Nathan Road, Mongkok, Kowloon, Hong Kong
	Facsimile:	(852) 2546 6878
	Attention:	Board of Directors

To the Guarantor:	Address:	House No. 5, Mantex Villa, Hang Lok Lane, Tung Lo Wan Hill, Tai Wai, New Territories, Hong Kong
	Facsimile:	(852) 2759 0282

18.6
A communication served in accordance with this Clause 18 shall be deemed sufficiently served and in proving service and/or receipt of a communication it shall be sufficient to prove that such communication was left at the addressee’s address or that the envelope containing such communication was properly addressed and posted or despatched to the addressee's address or that the communication was properly transmitted by telex, facsimile or cable to the addressee. In the case of communication by telex, such communication shall be deemed properly transmitted upon the receipt by the machine sending the telex the telex answerback of the addressee; in the case of facsimile transmission, such transmission shall be deemed properly transmitted on receipt of a report of satisfactory transmission printed out by the sending machine.

18.7	Nothing in this Clause 18 shall preclude the service of communication or the proof of such service by any mode permitted by law.

19.	ASSIGNMENT

This Agreement shall be binding upon and enure for the benefit of each party’s successors or assigns and, none of the rights of the parties under this Agreement may be assigned or transferred.

20.	ENTIRE AGREEMENT

This Agreement (together with any documents referred to herein) constitutes the entire agreement between the parties hereto with respect to the matters dealt with herein and supersedes any previous agreements, arrangements, statements, understandings or transactions between the parties hereto in relation to the matters hereof.

21.	COSTS AND STAMP DUTY

21.1
Each of the Vendor and the Purchaser shall bear its own costs and expenses (including legal fees) incurred in connection with the preparation, negotiation, execution and performance of this Agreement and all documents incidental or relating to Completion.

21.2
Stamp duty or such other levy, tax or duties in respect of the transfer of the Sale Shares shall be paid equally by the Vendor and the Purchaser. Without prejudicing the foregoing, the Vendor hereby agrees and undertakes to attend to the assessment of the stamp duty in respect of the transfer of the Sale Shares by the Inland Revenue Department of Hong Kong after Completion and make the payment of the assessed amount in advance. In consideration of the Vendor agreeing to pay such assessed duty, the Purchaser hereby agrees to reimburse the Vendor the payment of one half of the total assessed stamp duty.

22.	COUNTERPART

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of parties hereto may execute this Agreement by signing any such counterparts.

23.	LEGAL REPRESENTATION

The parties hereby acknowledge that Preston Gates & Ellis only act for the Vendor and the Guarantor in connection with this Agreement and the Purchaser has been duly advised to seek independent legal advice and to obtain separate legal representation.

24.	GOVERNING LAW, JURISDICTION AND PROCESS AGENTS

24.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

24.2	The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Hong Kong.

24.3
The Vendor hereby irrevocably appoints the Guarantor, whose correspondence address is at House No. 5, Mantex Villa, Hang Lok Lane, Tung Lo Wan Hill, Tai Wai, New Territories, Hong Kong as its service agent to accept service or process out of the courts of the Hong Kong in connection with this Agreement. Such appointment cannot be revoked and the Vendor hereby confirms that any process, writ of action or summonses out of the courts of Hong Kong served either personally on or sent by post (postal prepaid) to the service agent referred to in this Clause 24.3 at the then current address of such service agent shall be and shall be deemed to be served on the Vendor and that the failure of the service agent to give any notice of such service of process to the Vendor shall not impair or affect the validity of such service or of any judgment based thereon.

24.4
The Purchaser hereby irrevocably appoints Mr. Bondy Tan, holder of Hong Kong Permanent Identity Card No. D 500769 (1)) and whose correspondence address is at 16/F., Hang Seng Mongkok Building, 677 Nathan Road, Mongkok, Kowloon, Hong Kong as its service agent to accept service or process out of the courts of the Hong Kong in connection with this Agreement. Such appointment cannot be revoked and the Purchaser hereby confirms that any process, writ of action or summonses out of the courts of Hong Kong served either personally on or sent by post (postal prepaid) to the service agent referred to in this Clause 24.4 at the then current address of such service agent shall be and shall be deemed to be served on the Purchaser and that the failure of the service agent to give any notice of such service of process to the Purchaser shall not impair or affect the validity of such service or of any judgment based thereon.

SCHEDULE 1

DETAILS OF THE COMPANY

Name of Company	:	Beijing Illumination (Hong Kong) Limited

Date of Incorporation	:	11 October 2002

Place of Incorporation	:	Hong Kong

Company Number	:	817413

Registered Office	:	Rooms 1108-1109 11th Floor Tower 2, Enterprise Square 9 Sheung Yuet Road Kowloon Bay, Kowloon Hong Kong

Existing company secretary	:	Leung Man Fai

Authorised share capital	:	HK$10,000 divided into 10,000 shares of HK$1.00 each

Issued share capital	:	HK$1,250 (comprising of 1,250 shares of HK$1.00 each)

Existing shareholders:

Name of shareholders	No. of shares	Percentage

Glory Goal Investments Limited	325	26.00
Aeneas Portfolio Company, L.P.	250	20.00
First Top Holdings Limited	250	20.00
Admire Fame Investments Limited	215	17.20
Gain Huge Investments Limited	125	10.00
Splendid Fortune Investments Limited	45	3.60
Chen Mun Onn	15	1.20
Qin Fu Yan	5	0.40
China Northern Enterprises Investment Fund Limited	5	0.40
Tee Tsun Chi	5	0.40
Wong Chi Chin	5	0.40
Tsang Chi Ping	3	0.24
Ho Chung Yin, Andrew	2	0.16

Directors:	:	(1) Li Yang
(2) Lam So Ying
(3) Ko Yin

Auditors	:	Deloitte Touche Tohmatsu

Financial year end	:	31 December

Principal activities	:	Investment holding

SCHEDULE 2

DETAILS OF THE SUBSIDIARIES

1.	Name of the subsidiary	:	(transliterated as Beijing Aihua New Enterprise Lighting Appliance Company Ltd.)

	Economic nature	:	wholly foreign owned enterprise

	Investor	:	The Company

	Investment capital	:	RMB21,000,000 (equivalent to approximately HK$19,811,320)

	Registered capital	:	RMB15,300,000 (equivalent to approximately HK$14,433,962)

	Attributable interest of the Group	:	100%

	Terms	:	25 years from 3rd June, 2003 to 2nd June, 2028

	Scope of business	:	manufacture of lighting equipment; production installation, technology development and provision of technical services; and sale of its own products

2.	Name of the subsidiary	:	(transliterated as Xianghe Aihua New Enterprise Lighting Equipment Company Ltd.)

	Economic nature	:	Limited liability company

	Joint venture partners	:	(a) (as to 51%); and (b) Wang Yong Hua (PRC joint venture partner) (as to 49%)

	Registered capital	:	RMB500,000 (equivalent to approximately HK$471,698)

	Attributable interest of the Group	:	51%

	Terms	:	20 years from 20th November, 2003 to 19th November, 2023

	Scope of business	:	Research and development of lighting equipment; manufacture of lighting devices; and sale of tis own products

SCHEDULE 3

VENDOR WARRANTIES

l.	Recitals

The matters stated in the Recitals to this Agreement are true and correct in all material respects.

2.	The Vendor, the Guarantor and the Company

2.1
Each of the Vendor and the Guarantor has the full power to enter into and perform this Agreement and this Agreement will, when executed, constitute binding obligations on each of them in accordance with its terms.

2.2
Save as Disclosed and except, in particular, the amount of HK$2,300,000 and RMB 4,259,600 due to the Guarantor, there is no outstanding indebtedness or other liability (actual or contingent) owing by any member of the Group to the Vendor or the Guarantor, any director of a member of the Group or any person connected with the Vendor or the Guarantor nor is there any indebtedness owing to a member of the Group by any such person. With respect to the aforesaid indebtedness, the Guarantor warrants that not more than HK$1,000,000 will be recovered from the Company or any member of the Group prior to the first anniversary of the Completion date. For avoidance of doubt, any further sums advanced by the Guarantor to the Company or any member of the Group after Completion shall be repaid to the Guarantor at any time on demand.

2.3
The entire issued share capital of the Company is as set out in Recital (A) and the Sale Shares are issued fully paid and are beneficially owned by the Vendor free from all Encumbrances and the same are freely transferable by the Vendor without the consent, approval, permission, licence or concurrence of any third party.

2.4
True copies or certified true copies of the memorandum and articles of association of the Company and true copies of the articles of association of the Company have been provided to the Purchaser. The copies of the memorandum and articles of association of the Company so provided to the Purchaser are true and complete and have embodied in them or annexed to them a copy of every such resolution as is required by the Companies Ordinance (Cap. 32 of the Laws of Hong Kong) or other relevant legislation.

2.5	None of the members of the Group has granted any right to call for the issue of or agreed to issue at any time after Completion any share or loan capital.

2.6
None of the members of the Group is under any contract, options, warrants or any other obligations regarding any part of its capital, issued or unissued, or for the issue of any shares, debentures, warrants, options, or other similar securities.

2.7	Save as Disclosed, none of the members of the Group has any other subsidiary and does not have any investment in any other company.

3.	Financial and taxation

3.1
The Management Accounts were prepared in accordance with the generally accepted accounting practice, standards and principles of Hong Kong, substantially the same accounting practice, standards and principles as those adopted and consistently applied by the Group.

3.2
Each member of the Group has duly complied and will until Completion continue duly to comply with its obligations to account to the relevant tax authorities for all amounts for which it is or may become accountable in respect of Taxation.

3.3	All returns in connection with Taxation that should have been made by a member of the Group have been made currently and on a proper basis and will until Completion continue to be so made.

3.4	Each member of the Group has duly and punctually paid all Taxation which it has become liable to pay and is under no liability to pay any penalty or interest in connection with any claim for Taxation.

3.5
The Group has sufficient working capital to carry on its businesses in their present form and at present levels of turnover for the foreseeable future and for the purposes of carrying out and fulfilling in accordance with their terms all orders, projects and other contractual obligations which have been placed with or undertaken by the Group.

3.6
Save as Disclosed and except, in particular, the indebtedness set out below, the Company and other members of the Group has no outstanding debts, liabilities and indebtedness, whether actual, contingent or deferred, due or payable or incurred in the ordinary and usual course of business, since the Management Accounts Date:

(a)	an aggregate principal amount of RMB4,500,000 together with interest thereon due to The China Construction Bank; and

(b)	an aggregate principal amount of US$516,633.95 together with interest thereon due to Aeneas Portfolio Company, L.P.

3.7
The expenses incurred and to be borne by the Company and members of the Group in relation to the proposed initial public offering of the Group on The Stock Exchange of Hong Kong Limited through the intended holding company of the Group (i.e., China Aihua Lighting Technology Company Limited) up to 30 September 2005 shall not exceed HK$3,800,000. No further expenses in the aforesaid public offering will be incurred without the prior written approval of the Purchaser.

3.7	Each member of the Group has exercised its reasonable endeavours to preserve and secure all tax benefits and refunds.

3.8
All assets of the Group of a wasting or depreciable nature are stated in the Management Accounts after deduction of depreciation, and such depreciation being in amounts sufficient to write down such assets over their respective expected useful economic lives, and unless stated to the contrary in the Management Accounts, depreciation is calculated on a straight line basis and a consistent depreciation policy has been adopted over all assets and there has been no change in the basis or policy of depreciation.

3.9
All accounting records, vouchers, invoices, ledgers, contracts and memoranda and all other accounting documents of the Group and records of all transactions thereof are in the possession of the relevant member of the Group and have been properly written up, kept and maintained in accordance with generally accepted accounting practice and together shows a true and fair view of the affairs and financial position of the Group.

3.10
A consistent accounting policy has been adopted by each of the members of the Group over the past three years immediately preceding the Management Accounts Date (or, from the date of incorporation when this is a shorter period) and there has been no material change thereof.

3.11	None of the members of the Group holds any security (including any guarantee or indemnity) which is not valid and enforceable against the grantor thereof in accordance with its terms.

3.12	In relation to all financing arrangements to which any of the members of the Group is a party:

(a)	there has been no contravention of or non compliance with any provision of any such document which is material and adverse in the context of the Group;

(b)	no steps for the enforcement of any Encumbrances have been taken or threatened;

(c)	there has not been any material alteration in the terms and conditions of any of the said arrangements or facilities all of which are in full force and effect;

(d)	nothing has been done or omitted to be done whereby the continuance of the said arrangements and facilities in full force and effect might be adversely affected or prejudiced; and

(e)	none of the arrangements is dependent on the guarantee of or on any security provided by a third party.

3.13	The total amount borrowed by each of the members of the Group:

(a)	from its bankers does not exceed its overdraft facilities; and

(b)	from whatsoever source does not exceed any limitation on borrowing contained in its constitutive documents or any other deed or document binding on it.

3.14
Save as Disclosed, there were no material commitments on capital account outstanding as at the Management Accounts Date and, since the Management Accounts Date, the members of the Group have not made, or agreed to make, any material capital expenditure, or incurred or agreed to incur any material capital commitments nor has any of them disposed of, or realised, any capital assets material to its usual and ordinary course of business or any interest therein.

3.15
The net tangible asset value of the Group as at the date of this Agreement calculated in accordance with the generally accepted accounting principles of Hong Kong is not less than the amount shown in the Management Accounts and the Vendor considers that the accounting basis and policies adopted for such calculations are fair, reasonable and appropriate to reflect the net tangible assets of the Group as at such date.

4.	Assets

4.1
The assets of the Group included in the Management Accounts are solely the property of the Group and are not subject to any Encumbrance or any agreement to give or create any Encumbrance including any bill of sale, hire or hire purchase agreement, conditional sale, credit sale or similar agreement except for (i) any hire purchase agreement in the usual and ordinary course of business involving expenditure of less than HK$1,000,000 per annum; (ii) title retention provisions in respect of goods and materials supplied to the Group in the usual and ordinary course of business; or (iii) liens arising in the ordinary course of business by operation of law.

4.2
Since the Management Accounts Date, save for disposals in the ordinary course of its business, the assets of the Company and its subsidiaries have been in the possession of, or under the control of, the Group.

4.3
The fixed and loose plant, machinery, vehicles and other equipment used in connection with the business of the Group are in a good and safe state of repair and condition and satisfactory working order and have been regularly and properly maintained.

5.	Litigation, disputes and winding up

5.1
Save as Disclosed and except as plaintiff in the collection of debt arising in the usual and ordinary course of business (none of which exceeds HK$500,000), no member of the Group is engaged in (nor is any director in relation to the affairs of any member of the Group engaged in) any legal proceedings (including litigation, arbitration and prosecution) and no such proceedings are pending or threatened, nor are there any facts likely to give rise to such proceedings known or which would on reasonable enquiry be known to any member of the Group or their respective directors.

5.2
None of the member of the Group, the Vendor and the Guarantor has in relation to the any company of the Group committed nor are they liable for any criminal, illegal, unlawful or unauthorised act or breach of any obligation whether imposed by or pursuant to the laws of Hong Kong, the PRC or otherwise.

5.3
No order has been made, or petition presented, or resolution passed for the winding up of or the taking of any analogous proceedings against any member of the Group; nor has any distress, execution or other process been levied in respect of the Group which remains undischarged; nor is there any unfulfilled or unsatisfied judgment or court order outstanding against any member of the Group.

6.	Company records

6.1
Each member of the Group has kept duly made up all requisite books of account (reflecting in accordance with good accounting principles all the financial transactions of the relevant member of the Group), minute books, registers, records and these and all other deeds and documents (properly stamped where necessary) belonging to or which ought to be in the possession of a member of the Group and its seal are in the possession of the relevant member of the Group or the lender(s) to the member of the Group concerned (where such documents form part of the loan or security documents for loans made to the Group or documents required to be delivered under such loan or security documents).

6.2	All accounts, books, ledgers, and other financial records of each member of the Group:

(a)	have been properly maintained, are in the possession of the Company and contain due and accurate records of all matters required by law to be entered therein;

(b)	do not contain or reflect any material inaccuracies or discrepancies; and

(c)
give and reflect a true and fair view of the matters which ought to appear therein and no notice or allegation that any of the same is incorrect has been received, or if the Company has received such notice or allegation, the incorrectness or errors have been rectified.

6.3
Without prejudice to the generality of paragraph 6.1 the minute book of directors’ meetings and the minute book of shareholders’ meetings respectively of each member of the Group contain full and accurate records of all resolutions passed by the directors and the shareholders of the member of the Group concerned and no resolutions have been passed by either the directors or shareholders of the member of the Group concerned which are not recorded in the relevant minute books.

6.4
All documents requiring to be filed with the registrar of companies or equivalent government bureau in the jurisdiction in which any member of the Group is incorporated or any other relevant authority by the relevant member of the Group have been properly made up and filed.

7.	Properties

7.1
The property (the “Property”) referred to in the Management Accounts comprises all the land and premises occupied by the Group at the date hereof and all the estate, interest, right and title whatsoever of the Group in, under, over or in respect of any land or premises and the descriptions and user set out therein are correct and not misleading in all material respects.

7.2	The Group has exclusive and unfettered possession and is the sole occupier of the Property.

7.3
There are no covenants, restrictions, burdens, stipulations, conditions, terms or outgoings affecting the Property which are of an unusual or onerous nature or which affect the use or intended use of the Property and there are no other matters which adversely affect the right of the Group thereto.

7.4
All covenants, restrictions, stipulations, conditions and other terms affecting the Property have been observed and performed and there are no circumstances which would entitle or require the government or any landlord or other person to exercise any powers of entry and taking possession or which would otherwise restrict or terminate the continued possession of occupation of the Property.

7.5
The present use of the Property is the permitted use for the purpose of the relevant planning of building regulations and is not adversely affected or likely to be adversely affected by any planning proposals and the Group is not a temporary user or user subject to onerous or unusual conditions giving rise to abnormal expenditure.

7.6
The Property is not affected by any order or notice of or proceedings involving any governmental or local authority or other body or any agreement with any of the same or by notices serviced by the Group on any such authority or body.

7.7	The construction of all buildings and erections on the Property comply with all statutes, regulations, bye-laws and other relevant legislation.

7.8
All policies of insurance relating to the Property effected by the Group (including fixtures, fittings and contents) are current and valid, cover the full re-instatement value thereof and are not subject to any special or unusual terms or restrictions or to the payment of any premium in excess of the normal rate for policies of the same kind and conform in all material respects with the requirements of the lease under which the Property is held.

7.9
No structural or other material defects have appeared in respect of or is affecting the buildings and structures on or comprising the Property or nay parts thereof and all such buildings are in good and substantial repair and condition.

7.10	There are not in force or required to be in force any licences under any applicable legislation or regulations which apply to the Property.

7.11
The Property is accessible by public roads and enjoys the services of water, gas, electricity, telephone line, sewerage and other utility services and the accessibility of such roads and these services are reasonably adequate for the operations of the business of the Group.

7.12
There are no circumstances under which by operation of law or otherwise the Group’s right to remain at or use the Property for the purposes for which it is now used may be adversely affected for any reason whatsoever.

8.	Corporate status

8.1	The contents of Schedules 1 and 2 are true and accurate in all material respects.

8.2
Each member of the Group has been duly incorporated and constituted, and is legally subsisting under the law of its place of incorporation and has the requisite corporate power and all permits, authorities, licences and consents (whether granted by public or private authority) necessary to carry on its business in the matter and in the places in which its business is now carried on and there are no circumstances which might lead to the suspension or cancellation of any such permits, authorities, licences or consents, and there has been no resolution, petition or order for the winding-up of any member of the Group and no receiver has been appointed in respect thereof or any part of the assets thereof, nor are any such resolutions, orders and appointments imminent or likely.

8.3	No events or omissions have occurred whereby the constitution, subsistence or corporate status of any member of the Group have been or are likely to be adversely affected.

9.	The business

9.1	Since the Management Account Date and save as Disclosed:

(a)
each member of the Group has carried on its business in the ordinary and usual course without having entered into any material transaction, assumed any material liability, or made any material payment not provided for in the Management Accounts which is not in the ordinary course of its business, and there has not been any material adverse interruption or alteration in the nature, scope or manner of its business which would likely to prejudice the interests of the Purchaser as a prospectively purchaser of the Sale Shares;

(b)
each member of the Group has paid its creditors within the time agreed with such creditors and there are no debts outstanding by the Company which have been due for more than six months other than intra-group indebtedness which does not exceed HK$500,000 in aggregate for the Group as a whole or moneys borrowed from third parties of a non-trade nature (which do not exceed HK$500,000 in aggregate for the Group as a whole;

(c)	the Group has not entered into, or agreed to enter into, any capital commitments in an amount exceeding the aggregate of HK$1,000,000 (or its equivalent in any other currency);

(d)	no share or loan capital has been issued or agreed to be issued by the respective companies;

(e)
no distribution of capital or income has been declared, made or paid in respect of any share capital of any member of the Group and (excluding fluctuations in overdrawn current accounts with bankers) no loan or loan capital of any member of the Group has been repaid in whole or part or has become liable to be repaid in advance of their scheduled dates of repayment; and

(f)	there has been no material deterioration in the financial position or prospects or turnover of the Group (taken as a whole).

9.2	The acquisition of Sale Shares by the Purchaser and compliance with the terms of this Agreement will not:

(a)
cause any member of the Group to lose the benefit of any right or privilege it presently enjoys or cause any person who normally does business with the Group not to continue to do so on the same basis as previously;

(b)
relieve any person of any obligation to the Group (whether contractual or otherwise) or enable any person to determine any such obligation or any right or benefit enjoyed by the Group or to exercise any right whether under an agreement with or otherwise in respect of any of them;

(c)	result in any present or future indebtedness of the Group becoming due or capable of being declared due and payable prior to its stated maturity;

(d)	give rise to or cause to become exercisable any right of pre-emption; or

(e)	adversely affect the Group’s relationships with its clients, customers, suppliers or employees.

10.	The Group’s contracts

10.1
All documents (which is likely to have a material effect on the financial or trading position or prospects of any member of the Group or involves or is likely to involve (i) expenditure by any member of the Group in excess of HK$1,000,000 in respect of any such document or (ii) obligations or restrictions of any member of the Group of an unusual or exceptional nature or magnitude and not in the ordinary and usual course of business) to which any member of the Group is a party and other documents owned by or which ought to be in the possession of the Group have been properly stamped and are in the Group’s possession and true and complete copies thereof have been delivered to the Purchaser.

10.2	No member of the Group is a party to any agreement, transaction, obligation, commitment, understanding, arrangement or liability in which it:

(a)	is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into or undertaken;

(b)	is known or is likely to result in a loss to the Group on completion of performance;

(c)	cannot readily be fulfilled or performed by the member of the Group on time without undue or unusual expenditure of money and effort;

(d)	involves or is likely to involve obligations, restrictions, expenditure or receipts of an unusual, onerous or exceptional nature;

(e)	is a lease or a contract for hire or rent, hire purchase or purchase by way of credit sale or periodical payment;

(f)	is a contract with any trade union or body authorized representing the Company’s employees;

(g)	requires an aggregate consideration payable by the Company in excess of HK$500,000 otherwise than in the usual and ordinary course of business of the Group;

(h)	is a contract for services (other than normal office services);

(i)	in any way restricts the Company’s freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit; or

(j)	is in any way otherwise than in the ordinary and proper course of the Company’s or the respective subsidiary’s business.

10.3
No member of the Group is a party to any agreement under which the member of the Group or any other party is in default, being a default which is material in relation to the financial or trading position of the Company nor are there any circumstances likely to give rise to such a default.

10.4	No person other than a member of the Group has given any guarantee of or security for any overdraft, loan or loan facility granted to any member of the Group.

10.5
There are in force no powers of attorney given by a member of the Group. No person, as agent or otherwise, is entitled or authorised to bind or commit a member of the Group to any obligation not in the ordinary course of the relevant member’s business.

11.	Insurance

11.1	The Group has maintained insurance covers in respect of all risks and up to an extent that may reasonably be expected of a prudent businessman operating a business similar to that of the Group.

11.2
All insurance policies taken out by the Group are valid, binding, in full force and effect and not voidable. To the best knowledge of the Vendor and the Guarantor, there are no circumstances which might lead to any liability under any such insurance policies being avoided by the insurers or the premiums being increased and there is no claim outstanding under any such policy nor are there any circumstances likely to give rise to a claim.

12.	Employment and disputes

12.1	There has been no past and there is no existing or pending industrial or labour dispute with the employees of any member of the Group which is of a material nature exists or is imminent.

12.2
To the best of knowledge, information and belief of the Vendor and the Guarantor, there is no existing or imminent material labour disturbance by the employees of any of the principal suppliers, manufacturers or contractors of any member of the Group which might be expected to result in any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of any member of the Group.

12.3
No member of the Group has established or incurred an obligation to establish or given any undertaking in respect of any retirement, death or disability scheme or arrangement relating to any present or past employee or director of any member of the Group or any other person under which any obligation or liability has arisen or might reasonably be expected to arise which is material.

12.4
The Group has neither given notice of any redundancies or layoffs nor started consultations with any independent trade union or employees’ representatives regarding redundancies, lay offs or dismissals within the period of one year prior to the date hereof. No circumstances have arisen under which the Group is likely to be required to pay damages for wrongful dismissal, to make any statutory severance, redundancy or long service payment or to make or pay any compensation for unreasonable dismissal or to make any other payment under any employment protection legislation or to reinstate or re-engage any former employee. No circumstances have arisen under which the Group is likely to be required to pay damages or compensation, or suffer any penalty or be required to take corrective action or be subject to any form of discipline under any laws conferring protection against discrimination, harassment, victimisation or vilification by reason of age, gender, family circumstances, race, religion or disability. So far as the Group is aware, there are no current, pending or threatened claims of any type against it by any existing or former employees.

12.5
There are no existing service or other agreements or contracts between the Group and any of its directors or executives or employees which cannot be lawfully terminated by six calendar months’ notice or less without giving rise to any claim for damages or compensation other than a statutory redundancy or severance or long service payment, and the Group has complied with all its obligations under all ordinances, statutes and regulations, codes, orders and awards in connection with its employees and with all collective agreements with respect to trade unions or to employees of the Group.

13.	Environment issues

13.1	The Group is currently complying with all environmental laws in Hong Kong, the PRC and other relevant jurisdictions and has at all times complied with all environmental laws.

13.2
No discharge, release, leaching, emission or escape into the environment of any hazardous substance or any substance regulated by any relevant environmental law has occurred or is occurring in the conduct of the business of the Group or in the conduct by the Group of any former business or in connection with or in relation to any assets of the Group or in connection with or in relation to any former assets of the Group while such former assets were in the ownership or under the control of the Group and no such discharge, release, leaching, emission or escape has occurred or is occurring for which the Company might otherwise be held liable.

13.3
All waste which is or has been used, produced, controlled or disposed of by the Group and all waste which is or has been located at the Group’s properties is and has been stored, labelled, handled, released, treated, processed, deposited, transported, documented and disposed of in accordance with all environmental laws.

13.4
The Group in carrying on its business has ensured that the best available techniques not entailing excessive cost are used for preventing the discharge, release, leaching, emission or escape into the environment of any hazardous substance or of any substance regulated by relevant environmental laws.

13.5
There have not been nor are there threatened or pending any civil or criminal actions, notices of violations, investigations, administrative proceedings or written communications from any regulatory authority under any environmental laws against the Group or any of its assets or any of its directors, employees, officers or agents and, so far as the Group is aware, there are no facts or circumstances which may give rise to the same.

14.	Intellectual property rights and trade secrets

14.1
The business of the Group (and of any licensee under a licence granted by the Group) as now carried on, does not, and is not likely to, infringe any intellectual property right (that is to say, patent, patent application, knowhow, trade or service mark, trade or service mark application, trade name, registered design, copyright, logo or other similar intellectual, industrial or commercial right) of any other person (and would not do so if the same were valid).

14.2	To the extent that the Group has been granted any licence for the use of any intellectual property right, all such licences are in full force and effect.

14.3
Without prejudice to paragraph 14.1 above, the Group does not use any processes and is not engaged in any activities which involve the misuse of any knowhow, lists of customers or suppliers, trade secrets, technical processes or other confidential information (together “Confidential Information”) belonging to any third party. There has been no actual or alleged misuse by any person of any of its Confidential Information. The Group has not disclosed to any person any of its Confidential Information except where such disclosure was properly made in the usual and ordinary course of the Group’s business and was made subject to an agreement under which the recipient is obliged to maintain the confidentiality of such Confidential Information and is restrained from further disclosing it or using it other than for the purposes for which it was disclosed by the Group.

14.4
The Group has not (otherwise than in the ordinary and normal course of business and to its staff and officers whose province it is to know and its professional advisers) disclosed, or permitted to be disclosed, or undertaken or arranged to disclose, to any person other than the Purchaser any of its knowhow, trade secrets, confidential information, price lists or lists of customers or suppliers.

15.	Events since the Management Accounts Date

Since the Management Accounts Date:

(a)
there has been no material adverse change in the financial condition or prospects of any of the members of the Group and each of the members of the Group has entered into transactions and incurred liabilities only in the ordinary course of trading;

(b)	no resolution of any of the members of the Group in general meeting has been passed other than resolutions relating to the business of an annual general meeting which was not special business;

(c)	the financial year end of each of the members of the Group has continued to be and has not changed;

(d)	no event has occurred which would entitle any third party (with or without the giving of notice) to call for the repayment of indebtedness prior to its normal maturity date;

(e)
the business of each of the members of the Group has been carried on in the ordinary and usual course and in the same manner (including nature and scope) as in the past, no fixed asset or stock has been written up nor any debt written off, and no unusual or abnormal contract has been entered into by any of the members of the Group;

(f)
no asset of any of the members of the Group has been acquired or disposed, or has been agreed to be acquired or disposed of, otherwise than in the ordinary course of business and there has been no disposal or parting with possession of any of its property, assets (including know-how) or stock in trade or any payments by any of the members of the Group, and no contract involving expenditure by it on capital account has been entered into by any of the members of the Group, and no liability has been created or has otherwise arisen (other than in the ordinary course of business as previously carried on);

(g)
there has been no disposal of any asset (including stock) or supply of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration actually received or receivable for such disposal or supply was less than the consideration which could be deemed to have been received for tax purposes;

(h)
no event has occurred which gives rise to a tax liability to any of the members of the Group or deemed (as opposed to actual) income, profits or gains or which results in the relevant company becoming liable to pay or bear a tax liability directly or primarily chargeable against or attributable to another person, firm or company; and

(i)
no remuneration (including bonuses) or benefit payable to any officer or employee of any of the members of the Group has been increased nor has any of the members of the Group undertaken any obligation to increase any such remuneration at any future date with or without retrospective effect.

16.	General

All information contained in this Agreement or in the documents referred to herein and therein and all other information concerning the Group and/or any part or parts of its business operations assets and liabilities (actual or contingent) supplied in the course of the negotiations leading to this Agreement to the Purchaser or its agents was when given true, complete and accurate in all material respects and there is no fact or matter which has not been disclosed which renders any such information or documents untrue, inaccurate or misleading in any material respect at the date of this Agreement or which if disclosed might reasonable be expected to influence adversely the Purchaser’s decision to purchase the Sale Shares on the terms of this Agreement.

SCHEDULE 4

PURCHASER WARRANTIES

1.
The audited condensed consolidated financial statements of the Purchaser and its subsidiaries for the year ended 31 March 2005 have been prepared in accordance with generally accepted accounting principles and practice consistently applied and give a true and fair view of the results of operations and assets and liabilities of the Purchaser and its subsidiaries for the year ended and as at the date to which such financial statements have been made up.

2.
The Purchaser has been duly incorporated and is validly existing under the laws of its place of incorporation (namely, the State of Nevada, the US) and has full power, authority and legal right to own its assets and carry on its business.

3.
The Consideration Shares represent approximately 8.78% of the common shares of the Purchaser in issue on the date of this Agreement, and approximately 8.07% of the common shares of the Purchaser in issue on Completion as enlarged by the issue of the Consideration Shares.

4.	The Consideration Shares shall, upon issue, rank pari passu among themselves and with all other common shares of the Purchaser then in issue and are free from all Encumbrances.

5.	Since 30 June 2005, there has been no material adverse change to the financial position of the Purchaser and its subsidiaries (taken as a whole).

6.
All information contained in this Agreement or in the documents referred to herein and therein and all other information concerning the Purchaser and/or any part or parts of its business operations assets and liabilities (actual or contingent) supplied in the course of the negotiations leading to this Agreement to the Vendor or its agents was when given true, complete and accurate in all material respects and there is no fact or matter which has not been disclosed which renders any such information or documents untrue, inaccurate or misleading in any material respect at the date of this Agreement or which if disclosed might reasonable be expected to influence adversely the Vendor’s decision to accept the Consideration Shares on the terms of this Agreement.

SCHEDULE 5

OPTION DEED

IN WITNESS whereof this Agreement has been duly executed by all parties hereto the day and year first above written.

THE VENDOR

SIGNED by

for and on behalf of

GLORY GOAL INVESTMENTS LIMITED

in the presence of:

THE PURCHASER

SIGNED by

for and on behalf of

GLOBAL INNOVATIVE SYSTEMS INC.

in the presence of:

THE GUARANTOR

SIGNED, SEALED AND DELIVERED
by KO YIN
in the presence of:
) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )